CAPSTONE U.S. TREND FUND, INC.

                              ARTICLES OF AMENDMENT



     Capstone U.S. Trend Fund, Inc., a Maryland corporation, having its principal office in Baltimore, Maryland (which is hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

     FIRST: The charter of the Corporation (the "Charter") is hereby amended by striking out paragraph 2.1 of Article II and inserting in lieu thereof the following:

     2.1 Name. The name of the corporation is Capstone Growth Fund, Inc. (the "Corporation"). ----

     SECOND: The foregoing Amendment of the Charter of the Corporation as hereinabove set forth has been duly advised by the Board of Directors and approved by the stockholders of the Corporation.

     IN WITNESS WHEREOF: Capstone U.S. Trend Fund, Inc. has caused these presents to be signed in its name and on its behalf by its President and attested by its Secretary on August 26, 1994.

ATTEST:                                     CAPSTONE U.S. TREND FUND, INC.

By                                                   By

Iris R. Clay                                         Dan E. Watson
Secretary                                            President

     THE UNDERSGINGED, President of Capstone U.S. Trend Fund, Inc. who executed on behalf of said Corporation, the foregoing Articles of Amendment, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said Corporation, the foregoing Articles of Amendment to be the corporate act of said Corporation and hereby certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.



                                  Dan E. Watson
                                    President